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                                                                   EXHIBIT 10.52

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                      AMENDMENT TO PATENT LICENSE AGREEMENT

THIS AMENDMENT TO THE PATENT LICENSE AGREEMENT dated May 8, 1995, is entered into this 15th day of January 2002 ("Effective Date") between InterDigital Technology Corporation ("ITC"), a Delaware corporation with a mailing address of 300 Delaware Avenue, Suite 527, Wilmington, DE 19801, and NEC Corporation ("Licensee"), a company organized and existing under the laws of Japan, with a mailing address of 7-1, Shiba 5-chome, Minato-Ku, Tokyo 108-8001, Japan.

                                    PREAMBLE

WHEREAS, ITC and Licensee are parties to an existing Patent License Agreement, dated May 8, 1995, covering certain TDMA-based products manufactured and sold by Licensee (the "Prior Agreement");

WHEREAS, a substantial dispute (the "Dispute") has arisen between Licensee and ITC as to whether royalties are owed by Licensee for its sale in Japan of Covered Infrastructure Equipment/1/ and Covered Subscriber Units compliant with PHS and PDC Covered Standards;

WHEREAS, the parties have engaged in both a mediation and an arbitration dispute resolution process pursuant to the Prior Agreement with respect to such dispute, and are desirous of settling the dispute amicably;

WHEREAS, the parties have agreed upon a settlement of the dispute, wherein the settlement provides:(i) for certain amendments to the Prior Agreement, the principal amendment providing for certain payments to ITC in lump sum amounts in exchange for a paid-up license for Covered Subscriber Units and Covered Infrastructure Equipment compliant with PHS and PDC Covered Standards, and (ii) for a new license agreement

_______________
/1/ Capitalized terms undefined herein shall have the meaning ascribed to them in the Prior Agreement.

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involving Covered Subscriber Units and Covered Infrastructure Equipment
compliant with Narrowband CDMA and Third Generation (as defined in such new agreement) ("3G Agreement"); and

WHEREAS, the lump sum amounts provided for under the settlement referenced herein are based upon the existing rights and obligations of the parties under the Prior Agreement, including without limitation the [**] provision of Section 7(g) of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

     1. Paid Up License for PHS and PDC. Licensee irrevocably and unconditionally agrees to pay to ITC the non-refundable lump sum amount of $53,000,000. Payment of such amount shall be made on the following installment basis by wire transfer to ITC's bank account to be designated by ITC in advance:

            .  On or before April 10, 2002:           $US 13,250,000
            .  On or before December 31, 2002         $US 13,250,000
            .  On or before April 10, 2003            $US 13,250,000
            .  On or before December 31, 2003         US$ 13,250,000

          In consideration of such payment and in recognition of the fact that the $26,939,280 was previously paid under the Prior Agreement, the license granted under Section 2 of the Prior Agreement, with respect to Covered Subscriber Units and Covered Infrastructure Equipment compliant with PHS and/or PDC Covered Standards ("Covered PHS/PDC Products"), shall be considered fully paid up and irrevocable and shall survive any termination of the Prior Agreement; provided, however, that the royalty obligation as regards

____________
** Material has been omitted and filed separately with the commission.

                                       2

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          any Covered PHS/PDC Products also compliant with Third Generation or
          Narrowband CDMA (each as defined in the 3G Agreement) shall be determined in accordance with the terms of the 3G Agreement. In addition, with respect to any other Covered Subscriber Unit or Covered Infrastructure Equipment also compliant with Third Generation or Narrowband CDMA (e.g., GSM/FDD Covered Subscriber Unit), no royalty shall be payable under the Prior Agreement for such other product, so long as Licensee has paid, or is to pay, a royalty in accordance with the terms of the 3G Agreement with respect to such other Covered Subscriber Unit or Covered Infrastructure Equipment. Licensee may deduct applicable Japanese source withholding taxes from the payments hereunder, it being understood that both parties agree that the entire amount of US$53,000,000 is subject to the Japanese source withholding taxes. Licensee shall furnish ITC with the evidence that any such withholding tax has been paid.

          It is understood that if the Prior Agreement is substituted at Licensee's election by another patent license agreement as a result of the operation of the most favored licensee rights provisions of the Prior Agreement, any royalty obligation under such substitute agreement relating to Covered Subscriber Units and Covered Infrastructure Equipment compliant with only PHS and PDC shall not apply.

     2.   (Reserved).

     3. Infrastructure. With regard to Infrastructure Equipment compliant with GSM and IS-54/136, Licensee agrees to pay ITC a royalty of [**]% of the Net Selling Price of each such sale, if any, of said Infrastructure Equipment from May 8, 1995 through December 31, 2006. Such royalty payments shall be made on each such sale, if any, by Licensee or its Affiliates anywhere in the

______________
** Material has been omitted and filed separately with the commission.

                                       3

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          world, without regard to the provisions of Section 5(c) or Section 7
          (other than Section 7(e)(iv)) of the Prior Agreement. Thereafter, any royalty obligations with regard to such Infrastructure Equipment shall be governed by the terms of the Prior Agreement.

     4. Meaning of Paragraphs 5(c)(ii) and (iii) of Prior Agreement. The parties agree that, as used in Paragraphs 5(c) (ii) and (iii) of the Prior Agreement, the clause "but only if said counterpart contains claims which do not differ materially from those of the [**] Patent" shall in each occurrence, for the purpose of settlement, be hereafter deemed to refer to substantial differences between the issued non-U.S. patent claim(s), which issue from non-U.S. [**] patent applications that share a common specification with the U.S. patent, and Licensee's products compliant with a Covered Standard, such that infringement of such non-U.S. claims cannot be found. The parties further agree that, based on the audit conducted as part of the Dispute, Licensee has correctly accounted for use of the pre-paid units, including the application of credits under the [**] clause of the Prior Agreement, and that such credits shall continue to be available to Licensee with regard to its royalty obligations under the Prior Agreement.

     5.   Adjustment.
          (1) If, after the Effective Date of this Amendment Agreement, Licensee or its Affiliates acquires any entity which, prior to such acquisition, sold PDC or PHS Covered Subscriber Units or Covered Infrastructure Equipment without a license from ITC for the Licensed Patents, then Licensee shall pay ITC royalties of
              (i) $[**] for each PDC Covered Subscriber Unit and PHS Covered Subscriber Unit, and (ii) [**]% of the Net Selling Price of PDC or PHS Covered Infrastructure Equipment sold by such entity prior to such acquisition by Licensee; provided, however, that if such

_____________
** Material has been omitted and filed separately with the commission.

                                       4

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              acquisition occurs later than twelve (12) months after the
              Effective Date of this Amendment, Licensee shall have the option, to be exercised via written notice to ITC within sixty (60) days of the completion date of such acquisition, to have such sales be construed as unlicensed. In such situation, ITC shall have recourse to seek damages and/or royalties from any entity, including Licensee or its Affiliates, against whom legal action may be brought. In addition, provided such entity, at the time of being acquired by Licensee, had annual sales of PDC and/or PHS Covered Subscriber Units in excess of [**] units, in the aggregate, or had annual sales of PDC or PHS Covered Infrastructure Equipment of [**] U.S Dollars ($US [**]), the parties shall negotiate in good faith an equitable adjustment to the lump sum amount provided in Article 1 herein for sales after the date of the acquisition, provided that in lieu of adjustment to the lump sum amount provided in Article 1 herein, Licensee shall have the option to pay royalties to ITC at the royalty rates provided for in (i) and (ii) above with respect to PDC or PHS Covered Subscriber Units or Covered Infrastructure Equipment sold by, or ascribed to, the acquired entity after the date of the acquisition. Such negotiated adjustment amount will be based upon the ratio of Licensee and its Affiliates' total sales of the PDC and PHS Covered Subscriber Units and Covered Infrastructure Equipment from the period January 1, 1995 through December 31, 2001 and the acquired entities sales of the PDC and PHS Covered Subscriber Units and Covered Infrastructure Equipment over the same period, less any royalties, if any, paid by Licensee for sales by the acquired entity prior to the date of acquisition pursuant to the first sentence of this Article 5. Any dispute as to the adjustment amount owed shall be made subject to resolution under the Dispute Resolution Procedures of the Prior Agreement. The parties shall also negotiate such an adjustment amount if Licensee acquires, over time, a number of

________________
** Material has been omitted and filed separately with the commission.

                                       5

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              entities, such that, in the aggregate, there existed annual sales of at least [**] Covered Subscriber Units or [**] U.S Dollars ($[**] US) of Covered Infrastructure revenue at the time of being acquired by Licensee. Sales by the acquired entities of non-PDC and non-PHS Covered Subscriber Units and Covered Infrastructure Equipment after the time of being acquired by Licensee, shall be controlled by the Prior Agreement. For sales by the acquired entities of non-PDC and non-PHS Covered Subscriber Units and Covered Infrastructure Equipment prior to the time of being acquired by Licensee, then Licensee shall pay ITC royalties of (i) $[**]US for each non-PDC Covered Subscriber Unit and non-PHS Covered Subscriber Unit, and (ii) [**]% of the Net Selling Price of non-PDC or non-PHS Covered Infrastructure Equipment; provided, however, that if such acquisition occurs later than twelve (12) months after the Effective Date of this Amendment, Licensee shall have the option, to be exercised via written notice sent to ITC within sixty (60) days of the conclusion date of such acquisition, to have such sales be construed as unlicensed.

          (2) To the extent Licensee or its Affiliates acquires an entity already licensed by ITC to the Licensed Patents, for the first twelve (12) months after the acquisition, the royalty obligation of such entity for royalty obligated sales volumes related to such entity shall be defined in such other license agreement with ITC. After the 12 month period, royalty obligations for all PDC and PHS Covered Subscriber Units and Covered Infrastructure Equipment sales made by, or ascribed to, the previously licensed acquired entity shall be determined as set forth in paragraph (1) above (as for unlicensed entities, either as an adjustment to the lump sum or running royalties, at Licensee's option); and royalty obligations for all non-PDC and non-PHS Covered Subscriber Units and Covered Infrastructure Equipment sales made by, or ascribed to, the previously licensed acquired

____________
** Material has been omitted and filed separately with the commission.

              entity after such acquisition shall be controlled by the terms of the Prior Agreement.

          (3) The above paragraphs (1) and (2) shall not apply in cases Licensee or its Affiliates acquires Licensee or any entity which is already Licensee's Affiliates at the time immediately prior to the acquisition.

     6. Confidentiality/Press Release. Unless otherwise required by law, government regulations, stock exchange listing rules or court order, the parties shall maintain as strictly confidential the royalty terms of this Amendment Agreement and any proprietary information disclosed under, or as a result of the negotiation of, this Amendment Agreement, provided that each party may disclose in confidence the royalty terms to (i) its outside counsel or accountant, or (ii) its financial advisors or prospective acquiring or acquired entity in connection with its prospective M&A transactions. Further, ITC and/or IDC may issue a press release having the content shown in Exhibit 1, attached hereto. Licensee may also issue a press release regarding the fact of the execution of this Amendment Agreement and the settlement of the arbitration. To the extent ITC and/or IDC desires to modify an agreed upon press release, or Licensee desires to issue a press release, such desiring party shall provide the other party with an advance copy of its respective proposed press release for review, consent and comment; whereby consent by the other party shall not be unreasonably withheld or delayed.

     7. Prior Agreement. Except as provided herein, all other terms and conditions of the Prior Agreement remain unaltered and in full force and effect.

                          Signatures on following page.

                                       7

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY CORPORATION

By: /s/ William J. Merritt
   ------------------------------------

Dated: January 14, 2002
      ---------------------------------


NEC CORPORATION

By: /s/ Mineo Sugiyama
   ------------------------------------

Dated: January 15, 2002
      ---------------------------------

                                       8

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                                Index of Exhibits

EXHIBIT 1:     PRESS RELEASE

                                       1

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PRESS RELEASE ATTACHED TO AGREEMENT

                                    EXHIBIT I

Media Contact:
Susan Sutton
e-mail: susan.sutton@interdigital.com
Investor Contact:
Janet Point
e-mail: janet.point@interdigital.com
(610) 878-7800

FOR IMMEDIATE RELEASE
January 15, 2002

          INTERDIGITAL AND NEC SIGN GLOBAL 3G PATENT LICENSE AGREEMENT
               AND SETTLE OUTSTANDING 2G PATENT LICENSING DISPUTE

         King of Prussia, PA, January 15, 2002 . . . InterDigital Communications Corporation (NASDAQ: IDCC), a leading developer and enabler of advanced wireless technologies and product platforms, today announced that its subsidiary, InterDigital Technology Corporation (ITC), has entered into a royalty bearing license agreement with NEC Corporation of Japan for sales of wireless products compliant with all Third Generation (3G) and narrowband CDMA standards. The Company concurrently reached an amicable settlement of its 2G patent licensing dispute with NEC in connection with a 1995 license agreement.

         Under the 3G Agreement, ITC will receive a royalty on each licensed product sold by NEC. The licensed products include infrastructure, terminal units, communication cards and other mobile devices compliant with Third Generation and narrowband CDMA standards. NEC will pay ITC an advance royalty of $19.5 million. Once that advance is exhausted, NEC will be obligated to pay additional recurring royalties to ITC as it sells licensed products. In addition, NEC and ITC agreed to settle the outstanding 1995 2G TDMA license agreement dispute with a payment by NEC of $53 million to ITC. The $53 million payment is in addition to the royalty advance previously paid by NEC under the 1995 agreement. In exchange for those payments, NEC's royalty obligations for PHS and PDC products under the 1995 Agreement will be considered paid up. Otherwise, the 1995 Agreement will remain materially unaltered by the settlement. Currently, NEC has no further royalty payment obligations under that agreement based on existing pre-paid units and certain other unique provisions included in the 1995 Agreement.

         "We are very pleased to welcome NEC as an ITC 3G patent licensee, while also reaching an amicable resolution of the outstanding patent dispute between us," said Howard Goldberg, President and Chief Executive Officer of InterDigital. "NEC is a key global supplier of telecommunications equipment worldwide, and the number one supplier of 3G telecommunications products in Japan, the country which is leading the world in 3G rollout. This licensing agreement with NEC, combined with our previous 3G agreements with Sharp and Matsushita, demonstrates the strength of ITC's expanding 3G patent portfolio. Our broad portfolio of essential patents, along with InterDigital's 3G products and technology, will serve to fuel the Company's revenue growth as the 3G market emerges."

         "The 3G patent licensing program at ITC continues to gain momentum," added William J. Merritt, President of ITC. "We have executed several 3G license agreements in the last ten months, including agreements with the top two manufacturers in Japan. We anticipate continued success in 2002, as additional companies come to recognize the breadth and scope of ITC's 3G related inventions realized over 15 years of research and development. We are well positioned to leverage these key 3G license agreements as other global markets emerge."

         InterDigital will recognize royalty revenue associated with the cash received consistent with the Company's standard accounting practices.

ABOUT NEC CORPORATION

         NEC Corporation (NASDAQ: NIPNY) (FTSE: 6701q.l) is a leading provider of Internet solutions, dedicated to meeting the specialized needs of its customers in the key computer, network and electron device fields through its three market-focused in-house companies: NEC Solutions, NEC Networks and NEC Electron Devices. NEC Corporation, with its in-house companies, employs more than 150,000 people worldwide and saw net sales of 5,409 billion Yen (approx. US$43 billion) in fiscal year 2000-2001. For further information, please visit the NEC home page at: http://www.nec.com.

         NEC is a trademark of NEC Corporation.

ABOUT INTERDIGITAL COMMUNICATIONS CORPORATION

         InterDigital develops advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented TDMA, GSM/GPRS and CDMA inventions, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com.

         InterDigital is a trademark of InterDigital Communications Corporation.

                                       ###

This press release contains forward looking statements regarding, among other things, the continued success in our patent licensing program, our ability to leverage existing agreements, and the growth in ITC's 3G related patent license revenue. Such statements are subject to risks and uncertainties. Actual outcomes could materially differ from those expressed in any such forward-looking statements due to a variety of factors. These factors include, but are not limited to ITC's ability to obtain and maintain key patents worldwide, inability to conclude licensing agreements upon mutually acceptable terms, failure of licensees to meet sales expectations, and the failure of the 3G market to materialize at all or at the rate or pace that we expect, as well as other factors listed in the Company's most recent filed 10-k Annual Report. InterDigital

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undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.